SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                                Amendment No. |2|

                              Rosetta Genomics, LTD
                                (Name of Issuer)


                                 Common Shares
                         (Title of Class of Securities)


                                  M821183118
                                 (CUSIP Number)


                               January 31, 2012
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















CUSIP No. M821183118              13G/A                Page 2 of 5 Pages

___________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Perkins Capital Management, Inc.  41-1501962
___________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
___________________________________________________________________________
3.   SEC USE ONLY


___________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Minnesota

___________________________________________________________________________
              	5.   SOLE VOTING POWER

              		121,125
NUMBER OF     _____________________________________________________________
SHARES        	6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      	0
REPORTING     _____________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   	1,059,375
              _____________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   0
___________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,056,375
___________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]
___________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.2%
___________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IA
___________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

    Rosetta Genomics LTD

Item 1(b)  Address of Issuer's Principal Executive Offices:

     10 Plaut St, Science Park, POB 4059, Rehovot 76706 Israel

Item 2(a)  Name of Person Filing:

     Perkins Capital Management, Inc.

Item 2(b)  Address of Principal Business Office or, if None, Residence:

     730 East Lake Street, Wayzata, MN  55391

Item 2(a)  Citizenship:

     State of Minnesota

Item 2(d)  Title of Class of Securities:

     Common Shares

Item 2(e)  CUSIP Number:

     M821183118

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or
        240.13d-2(b) or (c), check whether the person filing is a:
(a) [_]	Broker or dealer registered under Section 15 of the Act (15
		U.S.C.78o);
(b) [_]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);
(c) [_]	Insurance  company as defined in Section 3(a)(19) of the Act (15
		U.S.C.78c);
(d) [ ]	Investment  company  registered under Section 8 of the Investment
		Company Act of 1940 (15 U.S.C.8a-8);
(e) [X]	An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
		(ii)(E);
(f) [_]	An employee  benefit plan or endowment  fund in  accordance  with
		Section 240. 13d-1(b)(1)(ii)(F);
(g) [_]	A parent  holding  company or control  person in accordance  with
		Section 240. 13d-1(b)(1)(ii)(G);
(h) [_]	A savings  association  as defined in Section 3(b) of the Federal
		Deposit Insurance Act (12 U.S.C. 1813);
(i) [_]	A  church  plan  that  is  excluded  from  the  definition  of an
		investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);
(j) [_]	Group, in accordance with Section 240. 13d-1(b)(1)(ii)(J).

	If this statement is filed pursuant to Section 240 13d-1(c), check this box. [ ]









Item 4. Ownership.

     (a)  Amount beneficially owned:

          1,056,375(includes 189,875 common equivalents and
          866,500 warrants exerciseable within 60 days)

     (b)  Percent of class:

          10.2%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote
               121,125

          (ii) Shared power to vote or to direct the vote
               0

         (iii) Sole power to dispose or to direct the disposition of 1,056,375(includes 189,875 common equivalents and
               866,500 warrants exerciseable within 60 days)

          (iv) Shared power to dispose or to direct the disposition of
               0

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     n/a

Item 8. Identification and Classification of Members of the Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a














Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				 		         February 8, 2012
			                      ___________________________
		                                     (Date)


			                      /s/Richard C. Perkins
       					    ____________________________
 	   					           (Signature)

		                   	        Richard C. Perkins
	           			          Executive VP/Portfolio Manager
		               	           ______________________________
						           (Name/Title)